EXHIBIT 99.1

Contact:	Karen L. Dexter Director, Investor Relations Ampex Corporation (650) 367-4111

AMPEX CORPORATION REPORTS

DELAY IN FILING 2004 FORM 10-K

REDWOOD CITY, Calif., April 15, 2005 - Ampex Corporation (BB:AEXCA) today announced that it will be late in filing its 2004 Annual Report on Form 10-K with the SEC, which is due today. The Company currently expects that the Report will be filed early next week. The Company stated that the delay in filing was due to the inability of the Company’s former auditors to complete their audit of the Company’s restated financial statements to be included in its 2003 Form 10-K/A. Once completed, the Company will then file its 2004 Form 10-K. The Company expects the audit reports for both 2003 and 2004 to be unqualified. As previously reported, the Company was required to restate its 2003 financial statements, as well as its quarterly financial statements for the interim periods ended March, June and September 2004, to correct the accounting for the pension obligations of a former subsidiary that was sold in 1995.

Ampex reported preliminary unaudited 2004 financial results on March 31, 2005. On April 10, 2005, the Company was notified that its estimated share of costs to be incurred to remediate environmental damage at a disposal site used by its former Media subsidiary had increased by approximately $700,000 from amounts it had previously recognized. As a result, the Company increased its Loss from Discontinued Operations by $700,000 to a total of $2.1 million for the year ended December 31, 2004. While there has been no change to reported income from continuing operations of $48.5 million or $12.73 per diluted share for the year ended December 31, 2004, the Company now reports Undistributed Income Applicable to Common Stockholders of $46.4 million or $12.17 per share as a result of the adjustment discussed above. All other amounts reported in our press release dated March 31, 2005 remain unchanged.

Ampex Corporation, www.ampex.com, headquartered in Redwood City, California, is one of the world’s leading innovators and licensors of technologies for the visual information age.

This news release contains predictions, projections and other statements about the future that are intended to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of l995 (collectively, “forward-looking statements”). Forward-looking statements relate to various aspects of the Company’s operations and strategies, including but not limited to the effects of having experienced significant losses in the past and the risk that the Company may incur losses in the future; the Company’s limited liquidity and significant indebtedness and interest expense; its sales and royalty forecasts for future periods not being attained, and the risk that the Company will not conclude additional royalty-bearing license agreements covering its digital technologies; the Company’s marketing, product development, acquisition, investment, licensing and other strategies not being successful; possible future issuances of debt or equity securities; the possible incurrence of significant patent litigation expenses or adverse legal determinations finding the Company’s patents not be valid or not to have been infringed; new business development and industry trends; the possible need to raise additional capital in order to meet the Company’s obligations; reliance on a former affiliate to make contributions to the Company’s pension plans which are substantially underfunded; and most other statements that are not historical in nature. Important factors that could cause actual results to differ materially from those described in the forward-looking statements are described in cautionary statements included in this news release and/or in the Company’s reports from time to time filed with the SEC. In assessing forward-looking statements, readers are urged to consider carefully these cautionary statements. Forward-looking statements speak only as of the date of this news release, and the Company disclaims any obligations to update such statements.